UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

Neuronetics, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NEURONETICS, INC.

3222 Phoenixville Pike, Malvern, Pennsylvania 19355

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 28, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Neuronetics, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, May 28, 2019 at 9:00 a.m. Eastern Time at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, Pennsylvania 19355 for the following purposes:

1. To elect the six nominees for director named herein to serve until the next annual meeting and their successors are duly elected and qualified.

2. To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its year ending December 31, 2019.

3. To approve the proposal of Neuronetics’ Board of Directors to amend the Company’s Ninth Amended and Restated Certificate of Incorporation to permit removal of a member of the Board of Directors with or without cause by a majority vote of stockholders.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 1, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Peter Donato

Chief Financial Officer, Vice President and Corporate Secretary

Malvern, Pennsylvania

April     , 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

NEURONETICS, INC.

3222 Phoenixville Pike, Malvern, Pennsylvania 19355

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

April     , 2019

INTRODUCTION

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Neuronetics, Inc. (“Neuronetics,” “we,” “us,” “our,” and the “Company”) will be held on Tuesday, May 28, 2019 at 9:00 a.m. Eastern Time at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, Pennsylvania 19355.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including some of the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.07 billion or more in annual gross revenues; (ii) December 31, 2023; (iii) our issuance, in a three-year period, of more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a large accelerated filer under U.S. Securities and Exchange Commission (the “SEC”) rules.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What is the purpose of this proxy statement?

The Board of Directors of the Company (the “Board of Directors” or “Board”) is soliciting a proxy from each holder of our common stock to vote on the items to be considered at the Annual Meeting, scheduled to take place on May 28, 2019, or at any adjournment or postponement of the Annual Meeting.

We are first mailing or making available to stockholders this proxy statement and related materials on or about April     , 2019.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we will send you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice on or about April     , 2019 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April     , 2019.

How do I attend the annual meeting?

The meeting will be held on Tuesday, May 28, 2019 at 9:00 a.m. local time at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, Pennsylvania 19355. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 1, 2019 will be entitled to vote at the annual meeting. On this record date, there were 18,225,316 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 1, 2019 your shares were registered directly in your name with Neuronetics’ transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 1, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of six directors (Proposal 1);

•

Ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019 (Proposal 2).

•

Amendment of the Company’s Ninth Amended and Restated Certificate of Incorporation to permit removal of a member of the Board of Directors with or without cause by a majority vote of stockholders (Proposal 3)

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from outside of the United States using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 27, 2019 to be counted.

•

To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on May 27, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Neuronetics. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 1, 2019.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all six nominees for director, “For” the ratification of KPMG LLP as the Company’s independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019 and “For” the amendment to the Company’s Ninth Amended and Restated Certificate of Incorporation in respect of director removal provisions. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion.

If you a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Neuronetics’ Corporate Secretary at 3222 Phoenixville Pike, Malvern, Pennsylvania 19355.

•

You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. If you plan to revoke your proxy by voting your shares in person at the Annual Meeting, see the instructions set forth in the section entitled “How do I vote?” above.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be in proper form according to Securities and Exchange Commission, or SEC, Regulation 14A, Rule 14a-8 and received by the Corporate Secretary of the Company in writing by             , 2019 (assuming a April     , 2019 mailing date of these proxy materials), at 3222 Phoenixville Pike, Malvern, Pennsylvania 19355. If you wish to submit a proposal (including a director nomination) at the 2020 annual meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above no earlier than the close of business on January 29, 2020, nor later than the close of business on February 28, 2020; provided, however, that if our 2020 annual meeting is held before April 28, 2020 or after June 27, 2020, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the tenth 10th day following the day on which public announcement of the date of such meeting is first made in order for such notice to be timely.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or nominee holding the shares as to how to vote on a non-routine matter, the broker, bank or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposal 2 is considered to be routine and, therefore, we do not expect broker non-votes to exist in connection with those proposals.

As a reminder, if you a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker or nominee holding the shares by the deadline provided in the materials you receive from your broker or nominee.

How many votes are needed to approve each proposal?

On each proposal to be voted upon, stockholders have one vote for each share of our common stock owned as of the Record Date. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Withheld Votes and Abstentions	Effect of Broker Non- Votes
1	The election to the Board of Directors the following six nominees presented by the Board: Cheryl Blanchard, Stephen Campe, Brian Farley, Wilfred Jaeger, Glenn Muir and Chris Thatcher.

Nominees receiving the most FOR votes will be elected as directors.

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.

			Withheld votes have no effect.	None.

2	Ratification of selection of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2019	FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.	Abstentions will have the effect of votes against the proposal.	Not Applicable. We do not expect any broker non-votes on this proposal.(1)

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Withheld Votes and Abstentions	Effect of Broker Non- Votes

3	Amendment of the Company’s Ninth Amended and Restated Certificate of Incorporation to permit removal of a member of the Board of Directors with or without cause by a majority vote of stockholders.	FOR votes from the holders of sixty-six and two-thirds (66 2/3%) of the voting power of all outstanding shares of capital stock of the Company on the record date for the Annual Meeting entitled to vote generally in the election of directors.	Abstentions will have the effect of votes against the proposal.	Broker non-votes will have the effect of votes against the proposal.

(1)

This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in “street name” and do not provide voting instructions to your broker or nominee that holds your shares, your broker or nominee has discretionary authority to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our then outstanding shares of the common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 18,171,275 shares issued and outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Neuronetics’ Board of Directors currently consists of seven directors: Cheryl Blanchard, Stephen Campe, Brian Farley, Ron Hunt, Wilfred Jaeger, Glenn Muir and Chris Thatcher, each of whom, with the exception of Ron Hunt, has been nominated to serve as director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Ron Hunt previously informed the Board of Directors that he does not intend to stand for reelection at the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Neuronetics. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Company’s Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

Chris Thatcher, age 54, has served as our President and Chief Executive Officer since 2014 and as a member of the Board since 2014. Prior to joining our company, Mr. Thatcher led the Reichert Technology Global Business Unit of Ametek, Inc. as its Divisional Vice President and Business Unit Manager from February 2013 to November 2014, where he was responsible for revitalizing the brand and expanding its business globally. From 2009 to 2013, Mr. Thatcher served as the President of the Neurosurgery Division at Integra LifeSciences Holdings Corporation. Prior to joining Integra, Mr. Thatcher was at Bausch and Lomb in various roles from 2002 to 2009, including Vice President of the Americas and General Manager of its Canadian Division. Before joining Bausch and Lomb, from 1997 to 2002, Mr. Thatcher worked in Allergan’s Surgical Products division. Mr. Thatcher also serves as a Director of Micro Interventional Devices, Inc. He earned his bachelor’s degree from Lafayette College. The Board believes Mr. Thatcher’s leadership of both large organizations and growing businesses qualifies him to serve as a director on the Board.

Brian Farley, age 61, has served as a member of the Board since 2009 and as chairman beginning in 2011. From 2010 to 2015, Mr. Farley was the Chief Executive Officer of Entellus Medical Inc., and he served as a member of the company’s board of directors from 2008 to 2018. From 1996 to 2009, Mr. Farley was President and Chief Executive Officer of VNUS Medical Technologies. Prior to joining VNUS, Mr. Farley served in various management and executive positions in research and development, clinical research, and business development at the Vascular Intervention Division of Guidant Corporation and in the Medical Device Division of Eli Lilly and Company. In addition to serving on our Board, Mr. Farley serves on the boards of Neurolutions, Inc., EndoStim, Inc. and as chairman of the board of Myoscience, Inc.. He earned his bachelor’s degree in engineering with an emphasis in biomedical engineering and his Master’s Degree in electrical engineering from Purdue University. The Board believes Mr. Farley’s leadership and management in medical device companies qualifies him to serve as a director on the Board.

Cheryl R. Blanchard, Ph.D., age 54, has served as a member of the Board since February 2019. Dr. Blanchard is a medical device and biologics executive with over 25 years of leadership experience. She is currently, and since

June 2014 has been, President and Chief Executive Officer of Keratin Biosciences, Inc. (formerly Microchips Biotech, Inc.), a company developing implantable drug delivery and topical dermatology products. Prior to that she was a corporate officer of Zimmer, Inc., a medical device company focused on musculoskeletal products, where she served as Senior Vice President, Chief Scientific Officer and general manager of Zimmer Biologics. During her 12 years with Zimmer, she operated in roles of increasing responsibility including global leadership of research and development, advanced technologies, clinical, quality and regulatory affairs, medical affairs, medical education, health economics, and reimbursement. Prior to Zimmer, Dr. Blanchard built and led the medical device practice at Southwest Research Institute while also serving as an adjunct professor at the University of Texas Health Science Center, both in San Antonio, Texas. Some of her work led to the creation of Keraplast Technologies, LLC. Dr. Blanchard brings experience in business management, technical leadership and a track record commercializing medical technology products. In 2015, she was elected to the National Academy of Engineering, among the highest professional distinctions accorded to an engineer. Dr. Blanchard currently serves on the board of directors of CeramTec GmbH, Anika Therapeutics, Inc., SeaSpine Holdings Corporation and MassBio. Dr. Blanchard holds a Bachelor of Science in Ceramic Engineering from Alfred University, and a Master of Science and Ph.D. in Materials Science and Engineering, both from the University of Texas at Austin. The Board believe that Dr. Blanchard’s extensive experience as an executive officer and her expertise and leadership in company-building for enterprises in our industry qualifies her to serve as a director on the Board.

Stephen M. Campe, age 53, has served as a member of the Board since 2013. Mr. Campe is Senior Advisor to Patricia Industries, Inc., or Patricia, a wholly-owned private equity and venture capital subsidiary of Investor AB. Mr. Campe joined Investor AB in 1998 as Managing Director and head of the healthcare investing team, and served as President of a predecessor entity to Patricia from 2008 to 2015 with responsibility for Investor AB’s global venture capital activities. Mr. Campe has been an active healthcare investor for over 20 years, focusing his investing activities primarily on medical technology including therapeutic, surgical, and diagnostic devices. Previously, Mr. Campe was a consultant at McKinsey & Company where he managed corporate finance and strategy engagements for several diversified healthcare companies, and was an investment banker specializing in mergers and acquisitions. Mr. Campe earned Bachelor’s Degrees in Economics and Systems Science Engineering from the University of Pennsylvania and his MBA from Yale University. The Board believes Mr. Campe’s healthcare investment and management experience qualifies him to serve as a director on the Board.

Wilfred E. Jaeger, M.D., age 63, has served as a member of the Board since May 2005. Dr. Jaeger co-founded Three Arch Partners, a venture capital firm, in 1993 and has served as a Partner since that time. Prior to co-founding Three Arch Partners, Dr. Jaeger was a general partner at Schroder Ventures. He is a member of the board of directors of Nevro Corporation, a public medical device company, Concert Pharmaceuticals, Inc., a public pharmaceutical company, and numerous private companies. Dr. Jaeger received a B.S. in Biology from the University of British Columbia, his M.D. from the University of British Columbia School of Medicine, and an M.B.A. from Stanford University. The Board believes Dr. Jaeger’s financial and medical knowledge and experience qualifies him to serve as a director on the Board.

Glenn Muir, age 60, has served as a member of the Board since July 2017. From 1992 until 2014 when he retired, Mr. Muir was the Chief Financial Officer at Hologic, Inc., a publicly-traded manufacturer and supplier of medical products. He served as Hologic’s Executive Vice President of Finance & Administration from 2000 to 2014, as Vice President of Finance & Administration from 1992 to 2000, and as Controller from 1988 to 1992. Mr. Muir served as a Director of Hologic from 2001 to 2013. Mr. Muir served as Chief Financial Officer and Vice President of Finance & Administration at Metallon Engineered Materials Corp. from 1986 to 1988. He served as a Senior Auditor with Arthur Andersen & Co. from 1981 to 1984. Mr. Muir has been a Director of two publicly traded life science and biotechnology companies, Repligen Corporation and G1 Therapeutics, Inc., since 2015. He served as an Independent Director at ReWalk Robotics Ltd. and RainDance Technologies, Inc., both from 2014 to 2017. Mr. Muir earned his bachelor’s degree in accounting from the University of Massachusetts in Amherst, his M.B.A. from the Harvard Business School, and his M. Sc. in taxation from Bentley College Graduate School of Business. He is a certified public accountant. The Board believes Mr. Muir’s leadership and management experience with medical product companies and financial expertise qualifies him to serve as a director on the Board.

DIRECTOR NOT STANDING FOR REELECTION

Ron Hunt, age 54, has served as a member of the Board since 2015. Since 2005, Mr. Hunt has served as a Managing Director and member of New Leaf Venture Partners, L.L.C., a venture capital firm. Previously, Mr. Hunt served at the Sprout Group, a venture capital firm, and was a consultant with consulting firms Coopers & Lybrand Consulting and The Health Care Group. Mr. Hunt also previously served in various sales and marketing positions at Johnson & Johnson and SmithKline Beecham Pharmaceuticals. Mr. Hunt is currently on the board of directors of Harpoon Therapeutics, Inc. and Iterum Therapeutics Limited. Mr. Hunt previously served on the board of directors of Durata Therapeutics, Inc., Relypsa Inc., Aspreva Pharmaceuticals Corp. and Corixa Corporation. Mr. Hunt holds a B.S. from Cornell University and an M.B.A. from the Wharton School of the University of Pennsylvania.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Applicable rules of the NASDAQ Stock Market LLC (“Nasdaq”) require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees, that neither the director nor any of his family members has engaged in various types of business dealings with us and that the director is not associated with the holders of more than 5% of our common stock. In addition, under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that all of our directors, except Mr. Thatcher, are independent directors, as defined under applicable Nasdaq rules. In making such determination, the Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances that the Board deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director.

There are no family relationships among any of our directors or executive officers.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent Chairman, Brian Farley, who has authority, among other things, to preside over Board meetings and stockholder meetings, and shall have such powers and duties as may from time to time be assigned by the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in our best interests and those of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of our Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of directors met nine times during 2018. The Audit Committee met four times in 2018. The Compensation Committee met eight times in 2018. The Nominating and Corporate Governance Committee met

one time in 2018. Each Board member attended at least 75% of the meetings of the Board and the committees on which he or she served in 2018. The Neuronetics independent directors met in regularly scheduled executive sessions during fiscal year 2018, at which only independent directors were present in compliance with applicable Nasdaq listing standards. Mr. Farley, the Chairman of the Board during 2018, presided over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of its committees meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Neuronetics. The following table provides the current committee membership for each of the Board committees.

Name	Audit	Compensation	Nominating and Corporate Governance
Brian Farley		X	Chair
Cheryl Blanchard		X
Stephen Campe	X		X
Ron Hunt	X
Wilfred Jaeger, M.D.		Chair
Glenn Muir	Chair

Audit Committee

Our Audit Committee consists of Glenn Muir, Stephen M. Campe and Ron Hunt, with Mr. Muir serving as chair of the Audit Committee. The Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act, and the applicable listing standards of Nasdaq. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their prior and/or current employment.

The Board has determined that Glenn Muir qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq. In making this determination, the Board has considered Mr. Muir’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically meet privately with the Audit Committee.

The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•

reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.

A current copy of the Audit Committee charter is available on the Company’s website at http://ir.neuronetics.com. The Company believes that the composition and functioning of the Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. The Company intends to comply with future requirements to the extent they become applicable.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Stephen Campe

Glenn Muir

Ron Hunt

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Wilfred E. Jaeger, Brian Farley and Cheryl Blanchard, with Dr. Jaeger serving as chair of the Compensation Committee. Each of these individuals is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The Board has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq, including the standards specific to members of a compensation committee. The functions of this committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board regarding) our overall executive compensation strategy and policies;

•	making recommendations to the full Board regarding the compensation and other terms of employment of our executive officers;

•

reviewing and making recommendations to the full Board regarding performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full Board regarding the type and amount of compensation to be paid or awarded to our non-employee Board members;

•

establishing policies with respect to votes by our stockholders to approve executive and director compensation to the extent required by Section 14A of the Exchange Act and, if applicable, determining our recommendations regarding the frequency of advisory votes on executive and director compensation;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive and director compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•

reviewing and approving on making recommendations to the full Board regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•

reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

In 2018, the Compensation Committee engaged Compensia, Inc., a compensation consulting firm, to assess and make recommendations with respect to the amounts and types of compensation to provide our executives and non-employee directors. Compensia did not provide any other services to us during 2018 other than those for which it had been retained by the Compensation Committee.

As part of the executive compensation process, our President and Chief Executive Officer consulted with Compensia with respect to its assessment of the compensation of our executive officers other than our President and Chief Executive Officer. The Compensation Committee reviewed compensation assessments provided by Compensia comparing our executive compensation to that of a group of peer companies within our industry and met with Compensia to discuss compensation of our executive officers, including our President and Chief Executive Officer, and to receive input and advice. Our President and Chief Executive Officer also provided recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive officer, other than himself. In making final executive compensation decisions and a recommendation to the Board of Directors regarding the compensation to be paid to executive officers other than our President and Chief Executive Officer, the Compensation Committee considered the recommendations of Compensia and our President and Chief Executive Officer, as well as other factors, such as its own views as to the form and amount of compensation to be paid, the achievement by the company of performance objectives, the general performance of the company and the individual officers, and other factors that may be relevant.

Final deliberations and decisions regarding executive compensation were made by the Compensation Committee and the Board, and in the case of compensation to be paid to our President and Chief Executive Officer, without the presence of any executive officer of our company. In making final decisions regarding the compensation to be paid to our President and Chief Executive Officer, the Board considered the same factors (other than the recommendation of our President and Chief Executive Officer) and gave considerable weight to the recommendations of the Compensation Committee. As part of the director compensation process, the Board considered the recommendations of the Compensation Committee and Compensia, as well as fees and other compensation paid to directors of a group of peer companies within our industry, the number of board and committee meetings that our directors are expected to attend, and other factors that may be relevant.

A current copy of the Compensation Committee charter is available on the Company’s website at http://ir.neuronetics.com. We believe that the composition and functioning of our Compensation Committee complies with all SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2018, Wilfred E. Jaeger, Brian Farley and Ron Hunt served as members of our Compensation Committee, with Dr. Jaeger serving as chair of the Compensation Committee. Effective February 13, 2019, Cheryl Blanchard replaced Mr. Hunt on our Compensation Committee. None of our directors who serve as a member of the Compensation Committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Board or the Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Brian Farley and Stephen M. Campe, with Brian Farley serving as chair of the Nominating and Corporate Governance Committee. The Board has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on the Board;

•	determining the minimum qualifications for service on the Board;

•	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on the Board is appropriate;

•	evaluating, nominating and recommending individuals for membership on the Board;

•	evaluating nominations by stockholders of candidates for election to the Board;

•	considering and assessing the independence of members of the Board;

•	developing a set of corporate governance policies and principles and recommending to the Board any changes to such policies and principles;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•	reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

A current copy of the Nominating and Corporate Governance Committee charter is available on the Company’s website at http://ir.neuronetics.com. We believe that the composition and functioning of our Nominating and Corporate Governance Committee complies with all SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The Nominating and Corporate Governance Committee also has the power and authority to consider recommendations for Board nominees and proposals submitted by the Company’s stockholders and to establish any policies, requirements, criteria and procedures in furtherance of the foregoing, including policies and procedures to facilitate stockholder communications with the Board, to recommend to the Board appropriate action on any such proposal or recommendation and to make any disclosures required by applicable law in the course of exercising its authority.

The Board may from time to time establish other committees.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at http://ir.neuronetics.com. The Nominating and Corporate Governance Committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of the applicable stock exchange concerning any amendments to, or waivers from, any provision of the Code of Conduct.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board expects that the views of our stockholders will be heard by the Board, its committees or individual directors, as applicable, and that appropriate responses be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board, any committee of the Board, the independent directors as a group or any individual director may send communications directly to us at Neuronetics, Inc., 3222 Phoenixville Pike, Malvern, Pennsylvania 19355, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG LLP, or KPMG, as our independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

KPMG currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2018. KPMG has served as our auditors since 2003. KPMG does not have and has not had any financial interest, direct or indirect, in our Company, and does not have and has not had any connection with our company except in its professional capacity as our independent auditors.

Our Audit Committee and our Board believe that the continued retention of KPMG to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a matter of good corporate governance, we are asking stockholders to ratify such selection. If this selection is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its selection of KPMG. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the selection of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of our company and its stockholders.

Audit and non-audit services to be provided by KPMG are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are costs or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Our Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fee of our independent registered public accounting firm.

“For” votes from holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting is required to ratify the selection of KPMG. Abstentions and broker non-votes will count towards a quorum but will have no effect on the outcome of this Proposal 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2018 and 2017, by KPMG, our principal accountant.

	Year Ended December 31,
	2018	2017
Audit Fees(1)	$233,000	$1,480,387
Audit-related Fees	$—	$—
Tax Fees(2)	$41,920	$91,334
All Other Fees	$—	$—

Total Fees	$274,920	$1,571,721

(1)

For the years ended December 31, 2018 and 2017, the aggregate audit fees billed for professional services rendered for audits and quarterly reviews of our financial statements and procedures required for filings with the SEC.

(2)	Tax fees consist of fees for tax consultation and compliance services.

All fees described above were pre-approved by the Audit Committee.

We furnished the foregoing disclosure to KPMG.

Pre-Approval Procedures

Our Audit Committee pre-approves of audit and non-audit services rendered by our independent registered public accounting firm, KPMG. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

Our Audit Committee has determined that the rendering of services other than audit services by KPMG is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE COMPANY’S NINTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Company’s Ninth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently provides that neither the Board of Directors nor any individual director may be removed without cause, and that, subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

On December 21, 2015, the Delaware Chancery Court issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Chancery Court held that, in the absence of a classified board of cumulative voting, VAALCO’s “only for-cause” director removal provisions conflicted with Section 141(k) of the Delaware General Corporation Law and were therefore invalid.

Section B(3)(b) of Article V of the Certificate of Incorporation contains a similar “only for-cause” director removal provision, and we do not have a classified board of directors or cumulative voting. As such, and in light of the VAALCO decision, the Board of Directors is recommending that stockholders approve of the amendment of the Certificate of Incorporation (the “Charter Amendment”) to provide that any of our directors or our entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. The Charter Amendment shall amend and replace Section B of Article V of the Certificate of Incorporation, in its entirety, as follows:

“Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, and subject to any limitation imposed by law, any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.”

If the Charter Amendment is adopted by our stockholders, it will become effective upon the filing thereof with the Secretary of State of the State of Delaware, which would occur promptly after adoption. If the Charter Amendment is not approved by our stockholders, Section B(3)(b) of Article V of the Certificate of Incorporation will continue to be in conflict with Section 141(k) of the Delaware General Corporation Law.

Section 20(b) of our Second Amended and Restated Bylaws (the “Bylaws”) also contains a similar “only for-cause” director removal provision. On March [29], 2019, the Board of Directors approved, subject to stockholder approval of the Charter Amendment, the amendment of the Bylaws in order to provide that, consistent with Section 141(k) of the Delaware General Corporation Law, any of our directors or our entire Board of Directors may be removed, with or without cause, by the holders of a majority of our shares of common stock then entitled to vote at an election of directors. No stockholder approval is being requested nor is required with respect to such amendment of the Bylaws.

Approval of this Proposal requires the affirmative vote of at least 66 2/3% of the voting power of all of outstanding shares of capital stock of the Company on the record date for the Annual Meeting entitled to vote generally in the election of directors. Abstentions and broker non-votes will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes.

Our Board of Directors believes that approval of this Proposal 3 is advisable and in the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information relating to the beneficial ownership of our common stock as of March 28, 2019, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and each nominee for director;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is based upon 18,223,434 shares of common stock issued and outstanding as of March 28, 2019 and determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. Shares of common stock issuable upon vesting of outstanding equity awards that are exercisable or subject to vesting within 60 days after March 28, 2019 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the awards but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise noted below, the address of each stockholder, director and executive officer is c/o Neuronetics, Inc., 3222 Phoenixville Pike, Malvern, Pennsylvania 19355.

	Number and Percentage of Common Stock Beneficially Owned
Name of beneficial owner	Number	Percent
5% or greater stockholders:
Entities affiliated with Investor Growth Capital, LLC(1)	1,794,228	9.8%
Entities affiliated with InterWest Partners(2)	1,030,689	5.7%
New Leaf Ventures II, L.P.(3)	1,543,115	8.5%
GE Ventures Limited(4)	1,236,304	6.8%
Directors and executive officers:
Christopher Thatcher(5)	324,577	1.7%
Peter Donato(6)	44,978	*
Daniel Guthrie(7)	1,500	*
Gregory Harper(8)	65,488	*
Yelena Tropsha(9)	28,007	*
Stephen Campe(10)	18,767	*
Brian Farley(11)	121,397	*
Ronald Hunt(12)	1,551,882	8.5%
Wilfred Jaeger, M.D.(13)	15,434	*
Glenn Muir(14)	58,259	*
Cheryl Blanchard(15)	2,167	*
All executive officers and directors as a group	2,232,456	11.9%

*	Indicates beneficial ownership of less than 1% of the shares of common stock outstanding.

(1)

Consists of (i) 840,511 shares of common stock held by Investor Growth Capital Limited (“Investor Limited”), (ii) 360,217 shares of common stock held by Investor Group, L.P. (“Investor Group”), and (iii) 593,500 shares of common stock held by IGC Fund VI, L.P. (“IGC Fund”). Investor Limited is a wholly-owned subsidiary of Investor Group; Investor Growth Capital, LLC (“Investor Growth”) is the general partner of each of Investor Group and IGC Fund. Investor Growth is controlled by a Board of Directors consisting of Michael V. Oporto, Noah Walley and Lennart Johansson. Investor Growth is deemed to share voting and investment power over the shares held by Investor Limited, Investor Group, and IGC Fund. The address of the foregoing entities is c/o Patricia Industries, 1177 Avenue of the Americas, 47th Floor, New York, New York 10036.

(2)

Consists of (i) 994,315 shares of common stock held by InterWest Partners VIII, L.P., (ii) 7,932 shares of common stock held by InterWest Investors VIII, L.P. and (iii) 28,442 shares of common stock held by InterWest Investors Q VIII, L.P. InterWest Management Partners VIII, LLC is the general partner of the entities in this footnote. Gilbert H. Kliman and Arnold L. Oronsky are the managing directors of InterWest Management Partners VIII, LLC and share voting and investment power with respect to the shares held by the InterWest entities. The address of the InterWest entities is c/o InterWest Partners, 2710 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(3)

New Leaf Venture Management II L.L.C. is the general partner of New Leaf Venture Associates II L.P., which in turn is the general partner of New Leaf Ventures II, L.P. Ronald M. Hunt, Vijay Lathi and Liam Ratclifte are the individual managers of New Leaf Venture Management L.L.C., and they may be deemed to have shared power to vote and dispose of the shares held by New Leaf Ventures II, L.P. Ronald Hunt is a member of our Board of Directors. The address of this fund is 7 Times Square, Suite 3502, New York, NY 10036.

(4)

GE Ventures Limited exercises voting and investment power over shares held by it. GE Ventures Limited is an indirect, wholly-owned subsidiary of General Electric Company, a public company. The address of GE Ventures Limited is 3220 Aviation House, Westpark, Shannon, County Clare, Ireland.

(5)

Consists of 324,577 shares of common stock issuable upon exercise of outstanding options. Does not include 214,371 shares of common stock issuable upon exercise of outstanding options which have not yet vested or awards of restricted stock units representing 54,811 shares of our common stock which have not yet vested.

(6)

Consists of 44,978 shares of common stock issuable upon exercise of outstanding options. Does not include 105,645 shares of common stock issuable upon exercise of outstanding options which have not yet vested or awards of restricted stock units representing 14,007 shares of our common stock which have not yet vested.

(7)

Consists of 1,500 shares of common stock. Does not include 114,824 shares of common stock issuable upon exercise of outstanding options which have not yet vested or awards of restricted stock units representing 45,317 shares of our common stock which have not yet vested.

(8)

Consists of 65,488 shares of common stock issuable upon exercise of outstanding options. Does not include 68,165 shares of common stock issuable upon exercise of outstanding options which have not yet vested or awards of restricted stock units representing 11,267 shares of our common stock which have not yet vested.

(9)

Consists of 28,007 shares of common stock issuable upon exercise of outstanding options. Does not include 72,080 shares of common stock issuable upon exercise of outstanding options which have not yet vested or awards of restricted stock units representing 9,135 shares of our common stock which have not yet vested.

(10)	Consists of 10,000 shares of common stock and 8,767 shares of common stock issuable upon exercise of outstanding options.
(11)	Consists of 110,438 shares of common stock and 10,959 shares of common stock issuable upon exercise of outstanding options.
(12)	Consists of beneficial ownership of shares held by New Leaf Ventures II, L.P. described in footnote (3) above and 8,767 shares of common stock issuable upon exercise of outstanding options.
(13)	Consists of 6,667 shares of common stock and 8,767 shares of common stock issuable upon exercise of outstanding options.

(14)

Consists of 40,000 shares of common stock and 18,259 shares of common stock issuable upon exercise of outstanding options. Does not include 11,208 shares of common stock issuable upon exercise of outstanding options which have not yet vested.

(15)	Consists of 1,453 shares of common stock issuable upon exercise of outstanding options and restricted stock units representing 714 shares of our common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except for the late filing of one Form 3 for Mr. Campe.

Executive Officers of the Company

The following table sets forth information concerning our executive officers, including their ages, as of April     , 2019. Biographical information for our President, Chief Executive Officer and Director, Chris Thatcher, is included above with the directors.

NAME	AGE	POSITION(S)
Chris Thatcher	54	President and Chief Executive Officer and Director
Peter Donato	49	Vice President and Chief Financial Officer
Daniel Guthrie	42	Chief Commercial Officer
Gregory Harper	58	Vice President of Product Development and Operations
Yelena Tropsha	58	Vice President, Commercial Access

Peter Donato has served as our Chief Financial Officer and Vice President since April 2017. Prior to joining our company, and beginning in 2015, Mr. Donato served as the Chief Financial Officer and Senior Vice President of Assurex Health, Inc., now a division of Myriad. From 2014 to 2015, he served as the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of Bovie Medical Corporation. From 2011 to 2013, Mr. Donato was the Corporate Controller of Cyberonics, Inc., now LivaNova. From 2010 to 2011, he served as the Chief Financial Officer and Principal Accounting Officer of Catasys, Inc. From 2007 to 2010, Mr. Donato served as the Chief Financial Officer and Corporate Vice President of IRIS International, Inc. and also served as its Secretary and Principal Accounting Officer. From 2003 to 2006, Mr. Donato was the Chief Financial Officer and Vice President of Finance for the cardiology division of Accellent, Inc. Mr. Donato earned his bachelor’s degree in business administration and accounting from The Fisher School of Business at The Ohio State University. He received his MBA from the College of Business Administration at the University of Akron. Mr. Donato is a licensed CPA.

Daniel Guthrie has served as our Chief Commercial Officer since May 2018. Prior to joining our company, Mr. Guthrie was Vice President of Commercialization at JADAK, a business unit of Novanta Inc., from January 2017 to April 2018. Prior to JADAK, Mr. Guthrie was a General Manager at Zimmer Biomet Holdings Inc. from August 2011 to December 2016, where, among other roles, he lead the Asia Pacific business for the company’s dental implant division and regenerative therapies group. Mr. Guthrie was a Director of Franchise Marketing for BioSurgery from May 2008 to August 2011 and a Director of Global Product Marketing from May 2005 to July 2008 at Medtronic PLC (formerly Covidien Ltd.), where he worked in the surgical solutions and patient care and safety business units. Prior to Medtronic, Mr. Guthrie was Regional Marketing Manager, Asia at Fleet Laboratories from May 2000 to December 2004. Mr. Guthrie earned his bachelor’s degree in finance and marketing from American University and his MBA from Southern Illinois University at Carbondale.

Gregory Harper has served as our Vice President of Product Development and Operations since September 2016. Prior to joining our company, Mr. Harper was the Vice President, CT Global Research and Development

for the Philips Healthcare Computed Tomography from March 2015 to September 2016, where he was responsible for leading the product innovation pipeline and development activities. From January of 2011 to March 2015, Mr. Harper held roles as Director, Computed Tomography Performance and Senior Director, Computed Tomography and Nuclear Medicine within Philips Healthcare. Prior to Philips, Mr. Harper worked in General Electric in the Healthcare, Lighting and Appliance, and Aerospace businesses. Mr. Harper earned his BSEE from Valparaiso University and his MBA from the University of Wisconsin, Milwaukee.

Yelena Tropsha has served as our Vice President of Commercial Access since January 2018. Prior to joining our company, Dr. Tropsha was a Vice President of Research and Development, Clinical Research and Office of Medical Affairs at Coloplast from July 2017 to December 2017. From July 2015 to July 2017, Dr. Tropsha was a Vice President of Research and Development, Clinical Research and Regulatory Affairs at Coloplast. From September 2008 to July 2015, she was a Vice President of Research and Development and Clinical Research at Coloplast. Dr. Tropsha earned her M.S. in Chemistry and her Ph.D. in Polymer Science from Moscow State University in Russia.

EXECUTIVE COMPENSATION

We became a public company in July 2018, and we are currently an emerging growth company. As an emerging growth company, we are not required to include a Compensation Discussion and Analysis in our executive compensation disclosure and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies. The following section describes, under the scaled reporting rules applicable to emerging growth companies, the compensation that was earned by our principal executive officer and our two other most highly-compensated executive officers who were serving as executive officers as of December 31, 2018. We refer to these individuals as our “Named Executive Officers.” Our Named Executive Officers for 2018 were:

•	Christopher A. Thatcher, President and Chief Executive Officer;

•	Dan Guthrie, Vice President and Chief Commercial Officer; and

•	Yelena Tropsha, Vice President, Commercial Access Medical Operations.

Executive Compensation Process

The Compensation Committee of our Board of Directors (the “Compensation Committee”) has historically been responsible for the executive compensation program for our executive officers, including our Named Executive Officers, and reports to our board of directors on its discussions, decisions and other actions. The Compensation Committee has reviewed and approved corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluated the performance of our Chief Executive Officer in light of those goals and objectives and recommended to our Board of Directors the compensation of our Chief Executive Officer based on such evaluation. In addition, the Compensation Committee, in consultation with our Chief Executive Officer, has reviewed and approved all compensation for our other executive officers, including our other Named Executive Officers. Our Chief Executive Officer has historically made compensation recommendations for our other executive officers and has initially proposed the corporate performance goals under our annual cash bonus plan to the Compensation Committee.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer and our two other most highly-compensated executive officers who were serving as executive officers as of December 31, 2018 for the fiscal years ended December 31, 2017 and December 31, 2018. We refer to these individuals as our “Named Executive Officers.”

2018 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)		(i)		(j)
Christopher A. Thatcher, President and Chief Executive Officer	2018 2017	$ $	475,000 400,155	— —	— —	$ $	274,427 118,716	$ $	430,121 240,093	— —		$ $	1,179,548 758,964

Dan Guthrie, Vice President and Chief Commercial Officer(3)	2018 2017		$182,913 —	— —	$953,623 —		$627,497 —		$104,132 —	$69,012 —	(4)		$1,937,177 —

Yelena Tropsha, Vice President, Commercial Access Medical Operations(5)	2018 2017		$294,500 —	— —	— —		$239,709 —		$117,910 —	$86,076 —	(6)		$738,195 —

(1)

The amounts reported represent the aggregate grant date fair value of the options to purchase shares of our common stock and stock awards that may be settled for shares of our common stock granted to the Named Executive Officers in the covered fiscal years, calculated in accordance with the Financial Accounting Standard Board’s ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. See Note 12 (Share Based Compensation) to our financial statements as included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2019 for the assumptions used in calculating the grant date fair value of the stock options and stock awards reported in these columns.

(2)

Reflects amounts paid pursuant to our bonus program for each of the covered fiscal years. For a description of our fiscal 2018 bonus program, see “Narrative Disclosure to Summary Compensation Table” below.

(3)	Mr. Guthrie joined us as our Vice President and Chief Commercial Officer effective May 21, 2017.
(4)

The amount reported includes $41,165 for relocation expenses associated with travel to our Company headquarters and $27,847 for a “gross-up” payment to offset the tax liability incurred in connection with such expenses. Such amount is to be repaid to the Company if Mr. Guthrie terminates his employment with us voluntarily or his employment is terminated for cause within 24 months of the effective date of his employment.

(5)	Dr. Tropsha joined us as our Vice President, Commercial Access Medical Operations effective January 1, 2018.
(6)

The amount reported includes $45,484 for commuting expenses associated with travel to our Company headquarters and $40,592 for a “gross-up” payment to offset the tax liability incurred in connection with such expenses. Such amounts are to be repaid to the Company if Dr. Tropsha terminates her employment with us voluntarily or her employment is terminated for cause within 24 months of the effective date of her employment.

Narrative Disclosure to 2018 Summary Compensation Table

The compensation of our Named Executive Officers generally consists of base salary, an annual cash bonus opportunity and long-term incentive compensation in the form of equity awards.

Base Salary

The Compensation Committee reviews the base salaries of our executive officers, including our Named Executive Officers, from time to time and makes adjustments (or, in the case of our Chief Executive Officer, may recommend adjustments for approval by our Board of Directors) as it determines to be reasonable and necessary to reflect the scope of his or her performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions, including base salary amounts relative to similarly-situated executive officers at peer group companies. Effective on the date of the Company’s initial public offering, the annual base salary of Mr. Thatcher, which was $425,000, was increased to $525,000 and the annual base salary of Dr. Tropsha, which was $289,000, was increased to $300,000. Mr. Guthrie’s annual base salary of $296,000 was established at the time he joined the Company in May 2018.

Annual Cash Bonuses

Each of our Named Executive Officers was a participant in our 2018 annual cash bonus plan, pursuant to which each was eligible to earn a cash bonus based on our achievement of pre-established revenue and earnings objectives, as well as, in the case of Dr. Tropsha and Mr. Guthrie, based upon on the achievement of individual performance goals. Effective on the date of the Company’s initial public offering, the target annual cash bonus opportunity of Mr. Thatcher, which prior the Company’s initial public offering was 60% of his annual base salary, was increased to 75% of his annual base salary and the target annual cash bonus opportunity of Dr. Tropsha, which prior the Company’s initial public offering was 30% of her annual base salary, was increased to 35% of her annual base salary. Mr. Guthrie’s target annual cash bonus opportunity of 45% of his annual base salary was established at the time he joined the Company in May 2018. No bonuses were to be paid under our 2018 annual cash bonus plan unless and until the Compensation Committee made a determination with respect to the attainment of the performance objectives. In early 2019, the Compensation Committee evaluated performance against these goals with input from management. The applicable corporate performance goals were achieved at 121% for revenue and 150% for EBIT of target with the applicable individual performance goals for Dr. Tropsha and Mr. Guthrie achieved at 87.5% and 105% of target, respectively. Thus, Mr. Thatcher, Dr. Tropsha and Mr. Guthrie earned an annual bonus of 132.6%, 123.0% and 126.5% of target, respectively. The cash bonus amounts paid to our Named Executive Officers for performance during the year ending December 31, 2018 were as set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2018 Summary Compensation Table.”

Long-Term Incentive Compensation

Prior to our initial public offering, we generally granted options to purchase shares of our common stock to our employees, including our Named Executive Officers. Beginning in 2018, we introduced restricted stock unit awards into our executive compensation program, one of which we granted to Mr. Guthrie in connection with his joining us. For a description of the options to purchase shares of our common stock and restricted stock unit awards that may be settled for shares of our common stock granted to our Named Executive Officers in 2018, please see the “Outstanding Equity Awards at Fiscal Year-End Table.”

Employment Agreements

We have entered into employment agreements or offer letters with Messrs. Thatcher and Guthrie and Dr. Tropsha. The key terms and conditions of these agreements are described below. For a discussion of the post-employment compensation arrangements with each of our Named Executive Officers, please see “Executive Officer Post-Employment Compensation Arrangements.”

Mr. Thatcher

We entered into an employment agreement with Mr. Thatcher dated November 1, 2014, which was amended on May 25, 2018, pursuant to which we employ him as our President and Chief Executive Officer. Under the agreement, we will use our best efforts to ensure that he is elected to be a voting member of our Board of Directors for as long as Mr. Thatcher is employed as our President and Chief Executive Officer. Mr. Thatcher’s agreement does not specify a term of employment.

The agreement entitles Mr. Thatcher to a target annual cash bonus opportunity of 40% of his annual base salary (currently 75%), subject to annual review and adjustment by our Board of Directors, with the actual amount of such annual bonus payable to be determined by our Board of Directors, based on the achievement of corporate or individual performance objectives determined and agreed to by our Board of Directors and Mr. Thatcher. Mr. Thatcher’s current base salary is listed in the “2018 Summary Compensation Table.”

Mr. Guthrie and Dr. Tropsha

We entered into an employment offer letter agreement with each of Mr. Guthrie, effective May 4, 2018, and Dr. Tropsha, effective November 15, 2017. The employment of each is “at will” and each agreement endures until terminated by either party. Under the terms of his agreement, Mr. Guthrie is eligible to receive a target annual cash bonus opportunity of 45% of his annual base salary, with the actual amount of such bonus based on the achievement of corporate, departmental and individual performance goals defined by Mr. Guthrie and Mr. Thatcher. Dr. Tropsha’s agreement provided for an initial target annual cash bonus opportunity of 25% of her annual base salary (currently 35%), subject to annual review and adjustment by our Board of Directors, with the actual amount of such bonus based on the achievement of corporate, departmental and individual performance goals defined by Dr. Tropsha and Mr. Thatcher. Each of Mr. Guthrie’s and Dr. Tropsha’s current base salaries and target annual cash bonus opportunities are set forth under “Narrative Disclosure to 2018 Summary Compensation Table – Base Salary” and “Narrative Disclosure to 2018 Summary Compensation Table – Annual Cash Bonuses.”

Mr. Guthrie’s and Dr. Tropsha’s employment offer letter agreement each provide for the grant of a non-qualified stock option under our Amended and Restated 2003 Stock Incentive Plan, as amended, or 2003 Plan, to purchase shares equal to 0.7% and 0.6%, respectively, of our fully-diluted common stock. Twenty-five percent of each such option vests on the first anniversary of the Named Executive Officer’s applicable employment start date, with the remainder vesting in 36 equal monthly installments thereafter provided that he or she remains continuously employed by us through the applicable vesting dates.

In addition, Mr. Guthrie has been granted a restricted stock unit award representing 36,791 shares of our common stock, with an effective grant date as of the day following the effective date of the registration statement on Form S-8 with respect to our 2018 Equity Incentive Plan (the “2018 Plan”). The restricted stock unit award vests in four substantially equal installments beginning on May 21, 2019 and each of the three anniversaries of such date, provided that Mr. Guthrie remains continuously employed by us through the applicable vesting dates.

Dr. Tropsha is entitled to relocation assistance under her employment offer letter agreement, including: reimbursement for weekly round-trip coach class airfare to Malvern; reimbursement of certain related travel expenses; a temporary housing allowance in Malvern of up to $2,000 per month; relocation assistance for expenses associated with moving household goods and automobile to the Malvern area; and a tax gross-up payment to offset any tax liability Dr. Tropsha incurs as a result of any reimbursed moving expenses. If Dr. Tropsha voluntarily terminates her employment or is terminated for “cause” within 24 months of the effective date of her employment, Dr. Tropsha must reimburse us for the relocation assistance amounts paid to her.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding the outstanding and unexercised stock options and restricted stock unit awards held by each of our Named Executive Officers as of December 31, 2018. All of these awards were made pursuant to the 2003 Plan and the 2018 Plan. The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to the equity awards of our Named Executive Officers, see “Executive Officer Post-Employment Compensation Arrangements.”

Name	Equity Award Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested
(a)		(b)	(c)		(e)	(f)	(g)	(h)
Mr. Thatcher	02/19/15	163,920	—	(1)	$0.87	02/18/25
	07/15/15	90,331	—	(1)	$0.87	07/14/25
	07/20/17	32,789	59,792	(2)	$2.32	07/19/27
	03/16/18	—	95,653	(2)	$4.64	03/15/28
Mr. Guthrie	06/08/18	—	99,819	(2)	$10.14	06/07/28
	07/26/18						36,791(3)	$711,905.85
Dr. Tropsha	01/24/18	—	84,010	(2)	$4.64	01/23/28

(1)

Option to purchase shares of our common stock vested as to 25% of the shares subject to the option on November 1, 2015 and the remaining shares vested as to 1/36th of such shares each month thereafter.

(2)

Option to purchase shares of our common stock vests as to 25% of the shares subject to the option on the first anniversary of the Named Executive Officer’s relevant vesting commencement date and the remaining shares vest as to 1/36th of such shares each month thereafter.

(3)	Restricted stock unit award that may be settled for shares of our common stock vests in equal installments on each of the first four anniversaries of the grant date.

Executive Officer Post-Employment Compensation Arrangements

Mr. Thatcher

In the event the employment of Mr. Thatcher is terminated by us without “cause,” or he resigns for “good reason,” he is entitled to receive all accrued and unpaid base salary and vacation, and subject to his timely execution of a release of claims in our favor, the annual cash bonus with respect to the calendar year ended immediately prior for the cessation of his employment, a pro-rated target bonus for the calendar year in which such termination of employment occurs, monthly severance payments equal to one-twelfth of his current base salary for a period of 18 months, reimbursement of premiums for COBRA continuation coverage for 18 months and extension of the exercise period for any outstanding and vested stock options until the earlier to occur of (i) the first anniversary of the employment termination date or (ii) the expiration of the option term.

In the event the employment of Mr. Thatcher is terminated for any other reason, he is entitled to receive all accrued and unpaid base salary and vacation, and, if such termination of employment is the result of death or disability, the annual cash bonus with respect to the calendar year ended immediately prior for the cessation of his employment and a pro-rated target bonus for the calendar year in which such termination of employment occurs.

For purposes of his employment agreement:

•

“Cause” generally means Mr. Thatcher’s indictment, conviction or plea of guilty or no contest to a felony or to a misdemeanor involving moral turpitude or that causes material damage to the our public image or reputation, or to our operations or financial performance; gross negligence or willful misconduct with respect to his duties and responsibilities to us; alcohol or illegal substance abuse in the event we have reasonable grounds for suspecting he is under the influence while at work and his ability to perform his duties and responsibilities has been impaired; willful refusal or failure to perform any specific material lawful direction from our Board of Directors not cured within 30 days after delivery of written notice; willful and material breach of any written agreement with or duty owed to us; or if we determine that he has intentionally omitted any requested information or falsified any disclosed information either in his resume or during the interview process with us;

•

“Good reason” generally means, subject to certain cure rights and without Mr. Thatcher’s prior consent, due to a material adverse change in his position with us that reduces his title, level of authority or duties/responsibilities; a reduction in base salary or target annual cash bonus; our failure to provide that he is eligible to participate in benefit plans; relocation of Mr. Thatcher’s principal worksite more than 35 miles, unless it reduces his commute; or any material breach of the agreement by us.

If however, the employment of Mr. Thatcher is terminated by us without cause or he resigns for good reason, within 90 days prior to or within 12 months following a change of control of the Company, he is instead entitled to receive all accrued and unpaid base salary and vacation, and subject to his timely execution of a release of claims in our favor, the annual cash bonus with respect to the calendar year ended immediately prior for the cessation of his employment, an amount equal to one and one half times his current target bonus payable in substantially equal installments over 18 months, monthly severance payments equal to one-twelfth of his current base salary for a period of 18 months, reimbursement of premiums for COBRA continuation coverage for 18 months, acceleration of all outstanding unvested restricted stock, stock options and other equity incentives and extension of the exercise period for any outstanding and vested stock options until the earlier to occur of (i) the first anniversary of the employment termination date or (ii) the expiration of the option term. In addition, regardless of whether Mr. Thatcher is terminated by us without cause or he resigns for good reason, upon a change of control of the Company, Mr. Thatcher is entitled to acceleration of all unvested restricted stock, stock options and other equity incentives granted through March 2018.

Notwithstanding any other provision of his employment agreement, if any payment or benefit due under the employment agreement, together with all other payments and benefits that Mr. Thatcher receives or is entitled to receive from us will constitute an “excess parachute payment” (as that term is defined in Section 280G(b)(1) of the Code), such payments and benefits will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax deductible to us by reason of Section 280G.

Mr. Guthrie and Dr. Tropsha

We have entered into severance agreements with Mr. Guthrie and Dr. Tropsha which supersede the severance arrangements in each individuals employment agreement. Under the terms of their severance agreements, Mr. Guthrie is entitled to receive nine months and Dr. Tropsha is entitled to receive six months of their then-current base salary, respectively, in the event they are terminated by us without “cause” or resign for “good reason,” subject to timely execution of a release of claims in our favor. However, in the event Mr. Guthrie or Dr. Tropsha is terminated by us without cause or resign for good reason, and such termination or resignation occurs within three months before or within 12 months following a “change of control” of the Company, Mr. Guthrie is entitled to receive 18 months and Dr. Tropsha is entitled to receive 12 months of their then-current base salary, respectively. Additionally, in the event such termination without cause or resignation for good reason occurs within three months before or within 12 months following a change of control of the Company, all unvested restricted stock, stock options and other equity incentives held by Mr. Guthrie or Dr. Tropsha will fully vest.

For purposes of these agreements, “cause” generally means Mr. Guthrie or Dr. Tropsha’s indictment, conviction or plea of guilty or no contest to a felony or to a misdemeanor involving moral turpitude or that causes material damage to our public image or reputation, or to our operations or financial performance; gross negligence or willful misconduct with respect to their duties and responsibilities to us; alcohol or illegal substance abuse in the event we have reasonable grounds for suspecting they are under the influence while at work and their ability to perform their duties and responsibilities has been impaired; their failure to timely execute a restrictive covenant agreement; willful refusal or failure to perform any specific material lawful direction from our Board of Directors not cured within 30 days after delivery of written notice; the failure to timely execute a restrictive covenant agreement; willful and material breach of any written agreement with or duty owed to us; or if we determine that they have intentionally omitted any requested information or falsified any disclosed information either in their resume or during the interview process with us.

For purposes of these agreements, “good reason” generally means a material adverse change in Mr. Guthrie or Dr. Tropsha’s position with us that reduces their title, level of authority, duties or responsibilities; a reduction in their base salary or target bonus; our failure to provide that they are eligible to participate in benefit plans on a basis at least as favorable as that of our other similarly situated senior corporate officers; or relocation of their principal worksite by more than 35 miles, unless it reduces their commute.

For purposes of these agreements, “change in control” generally means the occurrence of, in one transaction or a series of related transactions, any person becoming a beneficial owner, directly or indirectly, of our securities representing more than 50% of the voting power of our then-outstanding securities; a consolidation, share exchange, reorganization or merger in which our equity holders immediately prior to such event own less than 50% of the voting power of the resulting entity’s securities outstanding immediately following such event; or the sale or other disposition of all or substantially all of our assets; or any similar event deemed by our Board of Director to constitute a “change in control.”

In consideration for the benefits extended under the severance agreements, Mr. Guthrie and Dr. Trophsa entered into restrictive covenant and invention assignments agreements with us, which agreements contain non-compete, non-solicitation and intellectual property protections in our favor.

Equity Award Acceleration

Under the terms of our 2003 Plan, if, in connection with a change of control of the Company, the equity awards are not assumed in full or substituted with equivalent awards, the Compensation Committee may fully vest all outstanding equity awards or cancel all equity awards and pay the participant the difference between the fair market value of the stock underlying the equity award and the exercise price or base price, if any, for such equity award. For purposes of the 2003 Plan, the term “change of control” means a sale of all or substantially all our assets, consummation of a merger of us with or into another entity if our capital stock represents less than 50% of the voting power of the surviving entity or its parent, the acquisition by a person of 50% or more of our voting stock or subject to various exceptions, the individuals on our Board of Directors as of January 1, 2009 constitute less than a majority of our board of directors. If, upon a change of control of the Company, awards are assumed by the successor corporation, and a participant is terminated without “cause” or for “good reason” at any time in the period 90 days prior to a change of control or before the first anniversary of the effective date of such change of control, then such participant’s awards will fully vest and/or become exercisable as of the later of the consummation of the change of control or the date of such participant’s termination.

Under the terms of the 2018 Plan, in connection with a change of control or similar corporate transaction, the Compensation Committee may choose, but is not required, to accelerate the vesting and exercisability of awards granted under the 2018 Plan.

DIRECTOR COMPENSATION

Our Board of Directors has adopted a compensation policy with respect to the compensation of our non-employee directors who are not serving due to an affiliation with our investors. Pursuant to this policy, each non-employee director receives annual cash compensation of $40,000, and Mr. Farley, the non-executive Chair of our Board of Directors, receives additional annual cash compensation of $40,000. Additionally, annual cash compensation for committee membership is as follows:

•	Audit Committee chair: $20,000;

•	Audit Committee member: $10,000;

•	Compensation Committee chair: $15,000;

•	Compensation Committee member: $7,500;

•	Nominating and Governance Committee chair: $10,000; and

•	Nominating and Governance Committee member: $5,000.

All annual cash compensation amounts are payable in equal quarterly installments in advance within the first 30 days of each quarter in which the service will occur. Cash retainers will be pro-rated for any partial year service. Eligible directors may elect to receive cash retainers in the form of vested common stock.

In addition, under this policy on the date of each annual meeting of our stockholders each eligible director who continues to serve as a director of the Company following the meeting will be granted a non-statutory option to purchase shares of our common stock and restricted stock unit award each valued at $50,000, vesting in full one year from the grant date and, in any event, will be fully vested on the date of the next annual meeting of our stockholders or upon a change in control of the Company, subject to continued service as a director through the applicable vesting date. Mr. Farley, the non-executive Chair of our Board of Directors, receives an additional restricted stock unit award valued at $25,000 for his service as the non-executive Chair. Eligible directors who are appointed outside of an annual meeting also will receive these equity awards, except their values will be pro-rated to reflect a partial year of service between annual meeting dates.

The exercise price per share of each option to purchase shares of our common stock granted under the director compensation policy will be equal to 100% of the fair market value of the underlying common stock on the date of grant.

Mr. Thatcher, our President and Chief Executive Officer receives no compensation for his service as a director.

The following table provides information for the year ended December 31, 2018 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director during the year ended December 31, 2018. Other than as set forth in the table and the narrative that follows it, in the year ended December 31, 2018 we did not pay any fees to our non-employee directors, make any equity or non-equity awards to non-employee directors or pay any other compensation to non-employee directors.

All compensation that we paid to Mr. Thatcher, our only employee director, is presented in the tables summarizing Named Executive Officer compensation in the section entitled “Executive Compensation.” No compensation was paid to Mr. Thatcher in his capacity as a director during the year ended December 31, 2018.

2018 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Brian Farley(2)	$86,250	—	$32,034	—	$118,284
Glenn Muir(3)	$30,000	—	$25,627	—	$55,627
Ron Hunt(4)	$23,750	—	$25,627	—	$49,377
Stephen Campe(5)	$27,500	—	$25,627	—	$53,127
Paulina Hill(6)	$25,000	—	$25,627	—	$50,627
Wilfred Jaeger(7)	$27,500	—	$25,627	—	$53,127

(1)

The amounts reported represent the aggregate grant date fair value of the options to purchase shares of our common stock and restricted stock unit awards that may be settled for shares of our common stock granted to our non-employee directors in 2018, calculated in accordance with the Financial Accounting Standard Board’s ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. See Note 12 (Share Based Compensation) to our financial statements as included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2019 for the assumptions used in calculating the grant date fair value of the stock options and stock awards reported in these columns.

(2)	As of December 31, 2018, Mr. Farley held 3,945 shares of unvested restricted common stock and options to purchase 10,959 shares of common stock.
(3)	As of December 31, 2018, Mr. Muir held options to purchase 29,467 shares of common stock.
(4)	As of December 31, 2018, Mr. Hunt held options to purchase 8,767 shares of common stock.
(5)	As of December 31, 2018, Mr. Campe held options to purchase 8,767 shares of common stock.
(6)	As of December 31, 2018, Dr. Hill held options to purchase 8,767 shares of common stock.
(7)	As of December 31, 2018, Mr. Jaeger held options to purchase 8,767 shares of common stock.

TRANSACTIONS WITH RELATED PERSONS

Certain Related-Person Transactions

Described below are all transactions occurring since January 1, 2018 to which we were a party and in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) a director, executive officer, holder of more than 5% of our outstanding common stock, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than the equity and other compensation agreements that are described under “Executive Compensation” and “Director Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Employment Agreements

We have entered into an employment agreement or offer letters with our named executive officers. For more information regarding these agreements, see “Executive Compensation.”

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our named executive officers as more fully described in the section titled “Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer, as the case may be.

Policies and Procedures for Transactions with Related Persons

We adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A “related person” is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, interests, direct and indirect, of the related persons, benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Audit Committee, or other independent body of the Board, is required to take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Neuronetics stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Neuronetics. Direct your written request to Neuronetics, Inc., 3222 Phoenixville Pike, Malvern, Pennsylvania 19355, Attention: Corporate Secretary. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Peter Donato Chief Financial Officer, Vice President and Corporate Secretary

April     , 2019

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018 is available without charge upon written request to: Neuronetics, Inc., 3222 Phoenixville Pike, Malvern, Pennsylvania 19355, Attention: Corporate Secretary.

⬛		☐		⬛

NEURONETICS, INC.

Proxy for Annual Meeting of Stockholders on May 28, 2019

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Chris Thatcher and Peter Donato, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Neuronetics, Inc., to be held May 28, 2019 at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, Pennsylvania 19355, and at any adjournments or postponements thereof, as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side.)

⬛	1 . 1		14475	⬛

ANNUAL MEETING OF STOCKHOLDERS OF

NEURONETICS, INC.

May 28, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/22262/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

⬛	20630000000000001000 5	051519

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of the selection of KPMG LLP as auditors.	☐	☐	☐
		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	Stephen Campe Brian Farley Cheryl Blanchard Wilfred Jaeger Glenn Muir Chris Thatcher

3. To approve the proposal of Neuronetics’ Board of Directors to amend the company’s Ninth Amended and Restated Certificate of Incorporation to permit removal of a member of the Board of Directors with or without cause by a majority vote of stockholders.

					☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛

ANNUAL MEETING OF STOCKHOLDERS OF

NEURONETICS, INC.

May 28, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/22262/

¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

⬛	20630000000000001000 5	051519

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Ratification of the selection of KPMG LLP as auditors.	☐	☐	☐
		NOMINEES:			FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	Stephen Campe Brian Farley Cheryl Blanchard Wilfred Jaeger Glenn Muir Chris Thatcher

3. To approve the proposal of Neuronetics’ Board of Directors to amend the company’s Ninth Amended and Restated Certificate of Incorporation to permit removal of a member of the Board of Directors with or without cause by a majority vote of stockholders.

					☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

⬛